Exhibit 5.1

June 2, 2021

Venice Brands Acquisition Corp. I.

2219 Main Street, Unit 423

Santa Monica, California 90405

Re:	Venice Brands Acquisition Corp. I

Registration Statement on Form S-1 (File No. 333-254723)

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-1, File No. 333-254723, as amended (the “Registration Statement”), of Venice Brands Acquisition Corp. I., a Delaware corporation (the “Company”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the offering by the Company of up to 17,250,000 units (including an underwriter’s overallotment option to purchase up to an additional 2,250,000 units) (the “Units”) pursuant to the terms of an underwriting agreement (the “Underwriting Agreement”) contemplated to be executed by the Company and Jefferies LLC (the “Underwriter”). Each Unit will consist of (i) one share of the Company’s Class A common stock, par value $0.0001 per share (the “Class A Common Stock”) and (ii) one-half of one redeemable warrant (each whole warrant, a “Warrant”), each Warrant exercisable for the purchase of one share of Class A Common Stock, for an aggregate of 8,625,000 shares of Class A Common Stock issuable upon exercise of the Warrants (the “Warrant Shares”).

In arriving at the opinions expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction as being true and complete copies of the originals, of the specimen Unit, Class A Common Stock and Warrant certificates, the proposed form of Warrant Agreement relating to the Warrants, the proposed form of Underwriting Agreement and such other documents, corporate records, certificates of officers of the Company and of public officials and other instruments as we have deemed necessary or advisable to enable us to render these opinions. In our examination, we have assumed without independent investigation the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. As to any facts material to these opinions, we have relied to the extent we deemed appropriate and without independent investigation upon statements and representations of officers and other representatives of the Company and others. To the extent that our opinions may be dependent upon such matters, we have assumed, without independent investigation, that each

June 2, 2021

party to any document, other than the Company, has all requisite authority and power to execute, deliver and perform its obligations under the documents to which it is a party; that the execution and delivery of such documents by each such party and the performance of its obligations thereunder have been duly authorized by all necessary action and do not violate any law, rule, regulation, order, judgment or decree applicable to each such party; and that such documents have been duly executed and delivered by each such party, as applicable, and that each of such document is a legal, valid and binding obligation of each such party thereto, enforceable against each such party in accordance with its terms.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that:

1.

The Units have been duly authorized and, when issued against payment therefor by the Underwriters as contemplated by the Registration Statement, will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

2.

The shares of Class A Common Stock comprising a part of the Units have been duly authorized and, when the Units are issued against payment therefor by the Underwriters as contemplated by the Registration Statement, will be validly issued, fully paid and non-assessable.

3.

The Warrants comprising a part of the Units have been duly authorized and, when the Units are issued against payment therefor by the Underwriters as contemplated by the Registration Statement and, assuming the due execution and delivery of such Warrants by American Stock Transfer & Trust Company, LLC, as Warrant Agent, will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

4.

The Warrant Shares have been duly authorized and, when the Warrant Shares are issued against payment of the exercise price of the Warrants in accordance with the terms therein and the terms of the Warrant Agreement, will be validly issued, fully paid and non-assessable.

The opinions expressed above are subject to the following additional exceptions, qualifications, limitations and assumptions:

A. We render no opinion herein as to matters involving the laws of any jurisdiction other than the State of New York and the Delaware General Corporation Law. We are not admitted to practice in the State of Delaware; however, we are generally familiar with the Delaware General Corporation Law as currently in effect and have made such inquiries as we consider necessary to render the opinions above. This opinion is limited to the effect of the current state of the laws of the State of New York and the laws of the State

June 2, 2021

of Delaware and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts.

B. The opinions above are each subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors generally, including without limitation the effect of statutory or other laws regarding fraudulent transfers or preferential transfers or distributions by corporations to stockholders and (ii) general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law.

C. We express no opinion regarding the effectiveness of (i) any waiver of stay, extension or usury laws; (ii) provisions relating to indemnification, exculpation or contribution, to the extent such provisions may be held unenforceable as contrary to public policy or federal or state securities laws or due to the negligence or willful misconduct of the indemnified party; (iii) any provision waiving the right to object to venue in any court; (iv) any agreement to submit to the jurisdiction of any federal court; (v) any waiver of the right to a jury trial or (vi) any provision to the effect that every right or remedy is cumulative and may be exercised in addition to any other right or remedy or that the election of some particular remedy does not preclude recourse to one or more others.

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Gibson, Dunn & Crutcher LLP